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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (in thousands, except for ratios)

                                                                                                             THREE MONTHS ENDED
                                                                                                                  MARCH 31
                                                                                                            ---------------------
                                                   1998       1999       2000        2001        2002          2002        2003
                                                 --------    -------    -------    --------    ---------      -------     ------
Interest....................................     $ 10,129    $13,529    $12,184    $ 15,178    $  18,792      $ 4,798     $4,082
Add interest element implicit on rentals....     $  3,167      2,533      1,767       2,600        3,657          914        784
                                                 --------    -------    -------    --------    ---------      -------     ------
Total Fixed Charges.........................     $ 13,296    $16,062    $13,951    $ 17,778    $  22,449      $ 5,712     $4,866
                                                 ========    =======    =======    ========    =========      =======     ======
Pretax income from continuing
  operations................................     $(12,320)   $20,339    $23,545    $(47,671)   $(121,213)     $(3,357)    $3,446
Add fixed charges...........................       13,296     16,062     13,951      17,778       22,449        5,712      4,866
                                                 --------    -------    -------    --------    ---------      -------     ------
                                                 $    976    $36,401    $37,496    $(29,893)   $ (98,764)     $ 2,355     $8,312
                                                 ========    =======    =======    ========    =========      =======     ======
Deficiency..................................          N/A        N/A        N/A    $(65,449)   $(143,662)         N/A        N/A
                                                 ========    =======    =======    ========    =========      =======     ======
Ratio of earnings to fixed charges(1).......         0.07       2.27       2.69          (2)          (3)        0.41       1.71

(1) For purposes of the calculation of ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and rental expense.

(2) As a result of the loss for the fiscal year ended December 31, 2001 earnings did not cover fixed charges by $65,449.

(3) As a result of the loss for the fiscal year ended December 31, 2002 earnings did not cover fixed charges by $143,662.